CONTRIBUTION AGREEMENT

by and between

S2 Allure REIT Subsidiary LLC, a Texas limited liability company,

and

S2C REIT OP, LP, a Delaware limited partnership

S2 Allure BEVE LLC, S2 Allure ARO LLC, S2 Allure VAU LLC, and S2 Allure LLC

together, as “Seller”

and

BR S2 Allure JV, LLC, a Delaware limited liability company

as “Purchaser”

Subject Property:

Allure Apartments

5720 Carnegie Blvd., Charlotte, North Carolina 28201

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of November ___ , 2024 (the “Effective Date”), by and between S2 Allure REIT Subsidiary, LLC, a Texas limited liability company (“S2 Subsidiary”) and S2C REIT OP, LP, a Delaware limited partnership (“S2 REIT”), and S2 BEVE LLC, S2 ARO LLC, S2 VAU LLC, and S2 Allure LLC, each a Delaware limited liability company (collectively, the “S2 TIC Subsidiaries”; and collectively with S2 REIT and S2 Subsidiary, the “Seller”), and BR S2 Allure JV, a Delaware limited liability company (“Purchaser”). BHM Allure, LLC, a Delaware limited liability company (“BHM Member”) is also a party hereto for the sole purpose of acknowledging its obligation to enter into the BR Allure Venture Agreement (as defined below) at Closing, on and subject to the terms and conditions of this Agreement.

RECITALS

A.            S2 REIT is the sole member and owner of one-hundred percent (100%) of the membership interests in S2 Subsidiary.

B.            S2 Subsidiary is the sole member and owner of one-hundred percent (100%) of the membership interests in the S2 TIC Subsidiaries.

C.            The S2 TIC Subsidiaries collectively own certain land together with certain buildings, structures, and improvements thereon and other real and personal property consisting of the following (collectively, the “Property”):

(1)            all that certain plot, piece and parcel of land located in Charlotte, North Carolina (the “Land”), as more particularly described in Exhibit A attached hereto and made a part hereof, including, without limitation, (i) all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto, (ii) all right, title and interest of S2 TIC Subsidiaries, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and (iii) all right, title and interest of S2 TIC Subsidiaries in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street, and the buildings and improvements located thereon;

(2)            all buildings and improvements located on the Land, the foregoing to include, without limitation, 350 rental apartment units located thereon (collectively, the “Improvements”; together with the Land, the “Real Estate”);

(3)            all tangible and intangible personal property, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, vehicles, equipment and machinery and other articles of personal property located on, attached to, appurtenant to or used or usable in connection with any part of the Real Estate, excluding, however, any personal property owned by tenants and third party contractors servicing the Property, licensed software, and items containing proprietary S2 trademarks or names, including, without limitation, the items listed on Exhibit B attached hereto (collectively, the “Personal Property”);

(4)            all intangible property relating to the Real Estate and the Personal Property, including, without limitation, all warranties and guaranties pertaining to the Real Estate, or any Personal Property or any fixture attached to the Real Estate, and all tradenames (including, without limitation, the name “Allure Apartments”, and trademarks, service marks, copyrights, internet websites and domain names, including, without limitation, https://allurecharlotte.com/, and goodwill relating to the operation of the Real Estate (collectively, the “Intangible Property”);

(5)            all of S2 TIC Subsidiaries right, title and interest in and to the contracts and agreements pertaining to the Real Estate that are listed on Exhibit C attached hereto, which list includes all leases in which the S2 TIC Subsidiaries are the lessee of equipment used in the operation or maintenance of the Real Estate, all concession agreements and service contracts pertaining to the Real Estate, and all agreements of any kind or nature pertaining to the Real Estate (the “Contracts”);

(6)            all of S2 TIC Subsidiaries’ right, title and interest in and to any and all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the membership, occupancy or operation of any part of the Real Estate (the “Permits”); and

(7)            all leases, subleases, licenses and other agreements (written or oral) for the occupancy of any space within the Improvements, including all amendments and modifications thereto and any side letters, option exercise letters, guaranties, and other documents, certificates or instruments affecting or otherwise modifying the terms thereof (the “Leases”), including, without limitation, the Leases described in the rent roll (the “Rent Roll”) attached hereto as Exhibit D.

D.            Concurrently with Closing, S2 Subsidiary and BHM Member will enter into the Amended and Restated Limited Liability Company Agreement (the “BR Allure Venture Agreement”) of Purchaser in the form of Exhibit H (the Transaction described in this subsection (D) is referred to herein as the “Owner Reorganization”).

E.            The S2 TIC Subsidiaries now desire to assign and transfer to Purchaser the Property, through the conveyance of the Property to BR Allure, LP, a Delaware limited partnership (“Property Sub”), a wholly-owned subsidiary of Purchaser, and to consummate the Owner Reorganization, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.            Contribution of Property and Sequence of Transaction .

1.1.            Purchaser, Seller and BHM Member acknowledge and agree that while the transactions required to consummate the Closing are to occur concurrently through escrow pursuant to Section 7 below, the following sequence shall nonetheless be observed and acknowledged by the parties as the order in which they are to occur at Closing:

(a)            First, the S2 TIC Subsidiaries will convey the Property to Property Sub, subject to the Existing Financing (as defined below).

(b)            Immediately following the transaction described in Section 1.1(a) above, the following transactions will occur simultaneously:

(1)	A membership interest in Purchaser shall be issued to S2 Subsidiary as consideration for the conveyance of the Property to Property Sub by S2 TIC Subsidiaries, which membership interest will have a value equal to the Purchase Price less the Existing Financing (as hereafter defined), and plus or minus the prorations and closing costs provided for herein (the “S2 Membership Interest Value”), provided, however the S2 Membership Interest Value shall be further reduced by S2 TIC Subsidiary obligations paid out of such amount at closing in accordance with escrow instructions from Seller. For the avoidance of doubt, S2 Subsidiary shall have a percentage membership interest in Purchaser equal to the quotient obtained using (1) the S2 Membership Interest Value as the numerator, and (2) the S2 Membership Interest Value plus the BHM Membership Interest Value (as defined below) as the denominator (the “Denominator”); and

(2)	A membership interest in Purchaser shall be issued to BHM Member in exchange for the aggregate of the capital contributions made by BHM Member to Purchaser (the “BHM Membership Interest Value”) as set forth in Sections 1.1(b)(2)(a) and (b) below. For the avoidance of doubt, BHM Member shall have a percentage membership interest in Purchaser equal to the quotient obtained using (1) the BHM Membership Interest Value as the numerator, and (2) the Denominator as the denominator.

a.	The Purchase Price (as hereafter defined) less the amount required to pay off the Existing Financing, plus or minus the prorations and closing costs provided herein, and

b.	Such amount of cash as is needed to pay off the Existing Financing less the proceeds of the Refinance Loan (as defined below).

(3)	Immediately following the transactions described in Section 1.1(b) above, Property Sub will pay off the Existing Financing utilizing (1) the proceeds of the Refinance Loan together with (2) the capital contribution made by BHM Member to Purchaser and described in Section 1.1(b)(2)(b) above.

1.2.            At Closing, Purchaser and Seller shall enter into the following agreements: (1) the BR Allure Venture Agreement, in the form attached hereto as Exhibit H, as executed by BHM Member and S2 Subsidiary; and (2) the property management agreement in the form attached to the BR Allure Venture Agreement.

1.3.            Purchase Price. The aggregate purchase price (the “Purchase Price”) shall be Ninety-Two Million and No/100 Dollars ($92,000,000.00), subject to adjustments and prorations as set forth herein.

1.4.            Within three (3) Business Days after the Effective Date, Purchaser shall deposit as earnest money with First American Title Insurance Company, as escrow agent (the “Escrow Agent” or “Title Company”), the amount of Five Hundred Thousand Dollars ($500,000) (the “Deposit”), in immediately available cash or federal wire funds to a bank account designated by Escrow Agent. If Purchaser fails to deposit the Deposit into escrow within the three (3) Business Day time frame set forth above, then this Agreement shall be deemed terminated and of no further force or effect and neither party hereto shall have any rights or obligations hereunder except for the Surviving Obligations (as hereafter defined). The Deposit shall be held and disbursed by Escrow Agent in accordance with Exhibit P of this Agreement. For purposes of this Agreement, the term “Deposit” shall include any and all interest accrued thereon.

2.            Due Diligence Period.

2.1.            Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have until 6:00 p.m. (Eastern) on the date that is thirty (30) days following the Effective Date (such period being referred to herein as the “Due Diligence Period”) in which to conduct a due diligence review and investigation of the Property, including, without limitation, environmental matters, engineering and structural matters, title and survey matters, zoning and land/use matters, existence of and compliance with Permits, the owner’s insurance coverage and matters relating thereto and any Violations (as hereafter defined) then affecting the Property. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver a notice to Seller (the “Purchaser’s Notice”) stating that either (a) Purchaser has determined to proceed with the transactions contemplated hereby, or (b) Purchaser has determined to terminate this Agreement. If the Purchaser’s Notice is delivered under clause (a) above before the expiration of the Due Diligence Period, then Purchaser shall be deemed to have waived any further right to terminate this Agreement in accordance with this Section 2.1 and this Agreement shall continue in full force and effect. If the Purchaser’s Notice is delivered under clause (b) above before the expiration of the Due Diligence Period, then the Deposit shall be refunded in its entirety to Purchaser, Seller shall pay to Purchaser an amount equal to all of Purchaser’s out-of-pocket costs incurred in regard to the Property, this Agreement and the preparation of Closing, which amount shall not exceed TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS in the aggregate ($250,000.00) plus any and all costs incurred by Purchaser associated with interest rate lock in connection with the Refinance Loan (such amount in the aggregate, the “Breakage Fee”), and thereafter this Agreement shall terminate and no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination. Purchaser’s failure to deliver the Purchaser’s Notice before the expiration of the Due Diligence Period shall be deemed delivery of the Purchaser’s Notice under clause (a) above on the last day of the Due Diligence Period. Purchaser shall have the right to deliver (or to be deemed to have delivered) the Purchaser’s Notice under clause (a) or clause (b) above in its sole and absolute discretion for no reason or any reason whatsoever.

2.2.            Seller shall cause to be delivered or make available to Purchaser, within two (2) days after the Effective Date (if not then previously delivered), the following documents with respect to the Property, to the extent within the possession or control of Seller or its agents (the “Due Diligence Documents”) for the Purchaser’s analysis and copying in connection with the Purchaser’s due diligence review of the Property:

(a)            soil tests, engineering reports, environmental reports and architectural, development or other plans.

(b)            any and all statements of income and operating expenses for the Property for the calendar years 2021 through 2023, and inclusive and year-to-date for 2024.

(c)            the initial Rent Roll with a delinquency status report.

(d)            the occupancy history of the Property for the calendar years 2021 through 2023, and inclusive and year-to-date for 2024.

(e)            copies of any and all leases, subleases and other occupancy agreements, currently in effect with respect to the Real Estate (including all amendments and modifications thereto and any side letters, option exercise letters, guaranties, and other documents, certificates or instruments affecting or otherwise modifying the terms thereof), including, without limitation, the Leases.

(f)            any and all information and notices pertaining to any past, pending or threatened litigation, violations or environmental matters involving any portion of the Property.

(g)            copies of any and all Contracts, including, without limitation, all service and maintenance contracts, employment agreements, collective bargaining agreements, equipment leases, utility agreements, management agreements, parking agreements, operating agreements, leasing commission agreements, warranties, ground leases (if any), existing property management agreements, asset management agreements, and other agreements relating to, or affecting any portion of, the Property.

(h)            an inventory of all Personal Property.

(i)            copies of all utility bills (or log-in information with respect thereto) for the calendar year 2023, and inclusive and year-to-date for 2024.

(j)            copies of the current real estate tax bill and of any and all real estate tax bills and notices of assessment for the three (3) tax years preceding the Effective Date, including, without limitation, the tax appeal status of the Property.

(k)            copies of any and all insurance bills, certificates, and policies, together with insurance loss runs for 2021 through 2023 and year to date for 2024.

(l)            a copy of all title documentation and related insurance policies (including S2 TIC Subsidiaries current title insurance policy) and all surveys and as-built plans and specifications for all and/or any part of the Property.

(m)            a copy of the certificates of occupancy (or local equivalent) required for the use and occupancy of the Improvements and all other Permits pertaining thereto.

(n)            evidence of compliance with zoning, local restrictions and building permits for all portions of the Property.

(o)            copies of materials related to any governmental programs to which the Property or the Seller is subject.

(p)            copies of all tax returns for the last three (3) years with respect to the Property.

(q)            copies of all warranties for the Property, including, without limitation, the existing termite inspection for the Property, together with any existing termite warranty or bond.

(r)            copies of all fire safety inspection reports and chimney inspection reports with respect to the Property.

(s)            duly executed incumbency certificates confirming the organizational documents of S2 REIT, S2 Subsidiary, and S2 TIC Subsidiaries, together with duly executed resolutions for each of the aforesaid entities by all requisite parties authorizing the transaction contemplated by this Agreement.

2.3.            In addition to the foregoing, Seller shall deliver copies of or make available to Purchaser for examination and copying at a mutually convenient location and/or via an online data portal, any and all information with respect to the Seller, S2 TIC Subsidiaries, Property Sub, and the Property in the Seller’s possession or control or in its management agent’s possession or control, including, without limitation, the standard lease form(s), tenant leases and records, tenant correspondence files, maintenance files, rent rolls and any and all books and records relating to the membership and operation of the Property. Seller shall also provide Purchaser with sufficient evidence, as reasonably determined by Purchaser, to demonstrate Seller’s authority to enter into this Agreement and perform its obligations hereunder.

2.4.            Purchaser may inspect, test, or survey the Property, upon 24 hours prior written notice to the Seller, at any reasonable time during business hours during the Due Diligence Period and, if Purchaser does not terminate this Agreement in accordance with Section 2.1, at any reasonable time during business hours through the Closing Date. In furtherance of the foregoing, Purchaser shall have the right to review all of the materials provided by Seller under Section 2.2 and Section 2.3 of this Agreement, and to conduct such due diligence as is deemed necessary or appropriate by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, non-invasive environmental testing and engineering surveys of the Real Estate (provided however, for the avoidance of doubt, Purchaser shall be permitted to conduct any testing or sampling required for a Phase I environmental site assessment or testing for radon, lead based paint or asbestos), interviews with the lessees under the Leases, and such other due diligence as is customarily conducted by purchasers of real property. If Purchaser alters the Property in any manner, Purchaser shall restore the Property to substantially its condition existing immediately prior to such Purchaser’s inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors entering onto or conducting inspections or testing at the Property (except to the extent such liability for damage or injury to person or property arises from or pertains to the negligence or willful misconduct of Seller or any of its employees, agents, representatives or contractors), and Purchaser shall indemnify and hold harmless Seller, S2 TIC Subsidiaries and their agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom (provided that such indemnification shall not apply to liability which may result from the mere discovery of hazardous materials or other existing conditions at the Property). This indemnification by Purchaser shall survive the Closing or earlier termination of this Agreement, as applicable, for a period of one (1) year.

2.5.            Upon written request, prior to any physical entry onto the Property, Purchaser will deliver to Seller evidence reasonably satisfactory to Seller that Purchaser has obtained commercial general liability insurance naming Seller as additional insured with respect to the Property in an amount of not less than $1,000,000 per occurrence with excess umbrella liability of at least $2,000,000.

3.            Title and Survey Review.

3.1.            Purchaser may, at Seller’s sole cost and expense, obtain a title commitment (the “Title Commitment”) from the Title Company with respect to the Property. If the Title Commitment discloses any matters (whether as to form or substance) which are not acceptable to Purchaser in its sole discretion (any such matter being referred to herein as an “Unpermitted Title Matter”), then Purchaser shall give Seller notice of any Unpermitted Title Matter prior to the expiration of the Due Diligence Period (the “Purchaser’s Title Objection Letter”). Any matters shown on the Title Commitment not objected to by Purchaser prior to the expiration of the Due Diligence Period shall be deemed “Permitted Title Exceptions”. Seller shall have five (5) Business Days following its receipt of the Purchaser’s Title Objection Letter in which to give Purchaser notice of whether Seller intends to cause the Unpermitted Title Matter(s) referenced in such notice to be cured in the manner requested by Purchaser. If Seller fails to deliver such notice within the above-described five (5) Business Day period, then Seller shall be deemed to have elected not to cause the Unpermitted Title Matter(s) referenced in the Purchaser’s Title Objection Letter to be cured in the manner requested by Purchaser. If Seller gives notice that it will cause any or all of the Unpermitted Title Matter(s) referenced in the Purchaser’s Title Objection Letter to be cured, then Seller shall cause the Unpermitted Title Matters to be cured in the manner requested by Purchaser prior to Closing, and failure to cure the same shall be a Seller default and Purchaser’s remedies shall be governed by Section 13.2 hereof. If Seller gives notice (or is deemed to have given notice) that it will not cause any or all of the Unpermitted Title Matter(s) referenced in the Purchaser’s Title Objection Letter to be cured in the manner requested by Purchaser, then Purchaser will thereafter have the right, as its sole remedy, to either (x) terminate this Agreement as a result of any such Unpermitted Title Matter (in which event the Deposit shall be refunded in its entirety to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter no party shall have any further obligation under this Agreement, except for the Surviving Obligations, which shall survive such termination); or (y) waive the right to terminate this Agreement on account of such undeleted Unpermitted Title Matter(s) and proceed under this Agreement without abatement of the Purchase Price (in which event, for purposes hereof, any such waived Unpermitted Title Matters previously objected to by Purchaser shall become a Permitted Title Exception). Purchaser shall exercise its election under either of the foregoing clauses (x) or (y) within five (5) Business Days of Seller’s notice (or deemed notice), and Seller acknowledges that Purchaser shall have the right to elect under either of the foregoing clauses (x) or (y) above in its sole and absolute discretion.

3.2.            Purchaser may, at Seller’s sole cost and expense, obtain a survey of the Property (the “Survey”) by a surveyor licensed in the State in which the Property is located. If the Survey discloses matters or conditions which are not acceptable to Purchaser in its sole discretion (any such matters or conditions being referred to herein as an “Unpermitted Survey Condition”), then Purchaser shall give Seller notice of any Unpermitted Survey Condition prior to the expiration of the Due Diligence Period (the “Purchaser’s Survey Objection Letter”). Any conditions shown in the Survey that are not objected to by Purchaser prior to the expiration of the Due Diligence Period shall be deemed “Permitted Survey Conditions”. Seller shall have five (5) Business Days following the receipt of a Purchaser’s Survey Objection Letter in which to give Purchaser notice of whether Seller intends to cause the Unpermitted Survey Condition(s) referenced in such notice to be cured in the manner requested by Purchaser. If Seller fails to deliver such notice within the above-described five (5) Business Day period, then Seller shall be deemed to have elected not to cause the Unpermitted Survey Condition(s) referenced in the Purchaser’s Survey Objection Letter to be cured in the manner requested by Purchaser. If Seller gives notice that it will cause any or all of the Unpermitted Survey Condition(s) referenced in the Purchaser’s Survey Objection Letter to be cured, then Seller shall cause the Unpermitted Survey Conditions to be cured in the manner requested by Purchaser prior to Closing, and failure to cure the same shall be a Seller default and Purchaser’s remedies shall be governed by Section 13.2 hereof. If Seller gives notice (or is deemed to have given notice) that it will not cause any or all of the Unpermitted Survey Conditions referenced in the Purchaser’s Survey Objection Letter to be cured in the manner requested by Purchaser, then Purchaser will thereafter have the right, as its sole remedy, to either (x) terminate this Agreement as a result of any such Unpermitted Survey Conditions (in which event the Deposit shall be returned in its entirety to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter no party shall have any further obligation under this Agreement, except for the Surviving Obligations, which shall survive such termination); or (y) waive the right to terminate this Agreement on account of such uncured Unpermitted Survey Condition(s) and proceed under this Agreement without abatement of the Purchase Price (in which event, for purposes hereof, any such waived Unpermitted Survey Condition(s) previously objected to by Purchaser shall become “Permitted Survey Conditions”). Purchaser shall exercise its election under either of the foregoing clauses (x) or (y) within five (5) Business Days of Seller’s notice (or deemed notice), and Seller acknowledges that Purchaser shall have the right to elect under either of the foregoing clauses (x) or (y) above in its sole and absolute discretion.

3.3.            Without duplicating the terms of Sections 3.1 and 3.2, if any subsequent update of the Title Commitment or the Survey prior to the Closing Date discloses new matters that were not previously indicated on the Title Commitment or Survey and which are not acceptable to Purchaser and that adversely affect the value or use of the Property, then Purchaser shall give Seller notice thereof and the terms of Section 3.1 and 3.2, as applicable, shall thereafter govern. Notwithstanding the foregoing, in the event any such update of the Title Commitment or Survey is obtained on or after the date that is five (5) Business Days prior to the Closing Date, Purchaser shall have the right, at its option, on or prior to the Closing Date, to extend the Closing Date to the third (3rd) Business Day after such original Closing Date.

3.4.            Notwithstanding the foregoing or anything herein to the contrary, without the necessity of any objection thereto by Purchaser, Seller shall be obligated to do the following on or prior to the Closing Date: (a) cause to be satisfied and removed of record any (i) mechanic’s, materialman’s or supplier’s liens encumbering the Property, (ii) delinquent real property taxes and liens encumbering the Property, (iii) lis pendens, judgment liens, or liens for unpaid utilities encumbering the Property, and (iv) mortgages or security instruments encumbering the Property, and (b) cause to be removed of record any other lien or encumbrance placed upon the Property subsequent to the Closing Date without Purchaser’s consent thereto; provided that if Seller fails to cause any of the foregoing to be satisfied and removed of record, Purchaser may, but shall not be obligated to, use funds otherwise payable to Seller at Closing, to the extent available, to cause the same to be satisfied and removed of record.

3.5.            Permitted Exceptions. At Closing, the Property shall be subject only to (a) the Leases with tenants, subtenants, licenses and other parties having rights of occupancy in any portion of the Property (collectively, the “Tenants”) as reflected on the Rent Roll, as tenants only without any option to purchase or right of first refusal with respect to all or any portion of the Property, (b) the Permitted Title Exceptions, and (c) the Permitted Survey Conditions (such Leases, the Permitted Title Exceptions, and the Permitted Survey Conditions being hereinafter collectively referred to as the “Permitted Exceptions”), and free of all liens and judgments.

3.6.            Termination of Contracts. Purchaser may, by notice given to Seller on or prior to the date thirty (30) days preceding the scheduled Closing Date, request that Seller terminate (or cause Seller’s affiliates to terminate, as applicable) one or more of the Contracts effective as of the Closing Date; provided, however, that Purchaser shall not be entitled to cause Seller to terminate any contracts that cannot be terminated without penalty or charge (collectively, the “Non-Terminable Contracts”), unless Purchaser agrees to pay any such termination penalty or charge to cause such Contract(s) to be cancelled. Seller shall so terminate such Contracts (other than the Non-Terminable Contracts), and Seller shall not be obligated to pay any fee, amount or penalty incurred as a result of the termination of the Non-Terminable Contracts, and Purchaser shall indemnify Seller against any such costs. All Contracts not so terminated shall be assigned at Closing by Seller to Property Sub (or Seller shall cause its affiliates to assign such Contracts to Property Sub, as applicable) pursuant to the General Assignment and Assumption Agreement.

4.            Refinance of Existing Loan.

4.1.            Purchaser and Seller acknowledge that a condition precedent to the Closing of the Owner Reorganization is the refinance of the existing mortgage indebtedness of the S2 TIC Subsidiaries to PARLEX 3A FINCO, LLC, in the original principal amount of $91,000,000.00 (“Existing Financing”). As of the date hereof, Purchaser has made a loan application (“Application”) for a loan from Fannie Mae (the “Refinance Loan”), in the form attached hereto as Exhibit L. Purchaser and Seller hereby approve the Application. Seller shall promptly provide all Property reports and due diligence items requested by the lender originating the Refinance Loan, or by Fannie Mae in connection with the Refinance Loan. Purchaser shall be responsible for all application fees and third-party expenses in connection with the Refinance Loan (“Loan Expenses”) and shall supply sponsor guarantees required in connection with the Refinance Loan. Purchaser shall have the right to seek modifications to the Application without the consent of Seller to the extent such modifications do not materially, adversely and disproportionately (i.e. relative to the BHM Member) affect S2 Subsidiary, including, without limitation, any extensions to the outside closing date set forth in the Application. Notwithstanding the foregoing, Purchaser shall not rate lock the Refinance Loan without Seller’s prior written consent (not to be unreasonably withheld), unless both of the following conditions are satisfied, in which event Purchaser may unilaterally rate lock the Refinance Loan: (1) the Refinance Loan commitment provides that the Refinance Loan amount is greater than $52,000,000.00, and (2) Purchaser is able to rate lock for an interest rate that is less than 6.25%. In the event that the Refinance Loan fails to be consummated for any reason (other than due to Purchaser’s default under this Agreement), or if Seller refuses to consent to Purchaser’s request to rate lock, then in either event the entire Deposit shall be returned to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter neither party shall have any further liability or obligation to the other, except with respect to rights or obligations which expressly survive termination hereunder.

5.            Conditions Precedent to Closing.

5.1.            Conditions Precedent to Purchaser’s Obligations. In addition to any other of Purchaser’s conditions to Closing as described in this Agreement, the obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent (collectively, the “Purchaser’s Conditions”):

(a)            Seller shall have performed, observed and complied with all of the covenants, agreements, conditions and obligations required of Seller under this Agreement on or before the Closing Date.

(b)            All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all materials respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date.

(c)            All instruments and documents required to be delivered by Seller pursuant to this Agreement (including, without limitation, the instruments and documents described in Section 7 hereof) shall have been delivered to the appropriate recipient and shall be in form and substance consistent with the requirements herein.

(d)            The Title Company shall be irrevocably committed to issue an ALTA Owner’s Extended Coverage policy of title insurance for the Property in the amount of the Purchase Price, showing fee title to the Property to be vested in Property Sub, subject only to the Permitted Exceptions (the “Title Policy”).

(e)            There shall have been no material adverse change to the environmental condition of the Property that is not otherwise adequately covered by insurance.

(f)            There shall be no violations of laws, codes, ordinances, rules or regulations relating to the Property that remain uncured and cleared from the applicable public records.

(g)            There shall have been no amendment or modification to, or termination of, the organizational documents or organizational structure of S2 Subsidiary or S2 TIC Subsidiaries other than as was necessary to consummate the Owner Reorganization, which was not consented to in advance by Purchaser.

(h)            S2 Subsidiary shall have executed and delivered the BR Allure Venture Agreement.

If any of the foregoing conditions are not satisfied as of the Closing Date, Purchaser shall have the right (in addition to any right Purchaser may have under Section 13.2 in the event that the non-satisfaction of a condition is the result of a breach or default by Seller), to either (x) terminate this Agreement by notice given to Seller, whereupon the Deposit shall be returned to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Purchaser’s sole option, waive any unsatisfied condition and consummate the transactions contemplated hereby.

5.2.            Conditions to Seller’s Obligations. In addition to any other of Seller’s conditions to Closing as described in this Agreement, the obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent:

(a)            Purchaser shall have performed, observed and complied with all of the covenants, agreements, conditions and obligations required of Purchaser under this Agreement on or before the Closing Date.

(b)            All of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all materials respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date.

(c)            All instruments and documents required to be delivered by Purchaser pursuant to this Agreement (including, without limitation, the instruments and documents described in Section 9.2 hereof) shall have been delivered to the appropriate recipient and shall be in form and substance consistent with the requirements herein.

(d)            BHM Member shall have executed and delivered the BR Allure Venture Agreement.

If any of the foregoing conditions are not satisfied as of the Closing Date, Seller shall have the right (in addition to any right Seller may have under Section 13.1 in the event that the non-satisfaction of a condition is as a result of a breach or default by Purchaser) to (x) terminate this Agreement by notice given to Purchaser, whereupon no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Seller’s sole option, to waive any unsatisfied condition and consummate the transactions contemplated hereby.

6.            Closing. Unless otherwise agreed to in writing by Purchaser and Seller, the closing of the transaction under this Agreement (the “Closing”) shall take place on the date that is thirty (30) days following the expiration of the Due Diligence Period; provided, however, if the Closing Date is not a Business Day, then Closing shall automatically be adjourned to the first (1st) Business Day after such day, and in no event shall the Closing Date be extending beyond December 3, 2024.

7.            Closing Deliveries.

7.1.            Seller’s Closing Deliveries. At the time of Closing, Seller, at its sole cost and expense, shall deliver to Purchaser, Property Sub, or to Escrow Agent, as applicable, the following items and documents (which documents shall be in form and substance as required herein or otherwise reasonably satisfactory to Purchaser):

(a)            A Special Warranty Deed from S2 TIC Subsidiaries to Property Sub, subject to no exceptions other than the Permitted Exceptions, in the form of Exhibit E.

(b)            To the extent there are any differences between the legal description of the Land contained in the Survey and the legal description of the Land attached hereto as Exhibit A, then S2 TIC Subsidiaries shall also deliver to Property Sub a quitclaim deed (i.e., a transfer without representation or warranty) utilizing the legal description of the Land contained in the Survey, in a form and substance mutually acceptable to Purchaser and Seller.

(c)            Bill of Sale, whereby S2 TIC Subsidiaries convey the Personal Property to Property Sub, in the form of Exhibit F.

(d)            General Assignment and Assumption Agreement from S2 TIC Subsidiaries to Property Sub, in the form of Exhibit G;

(e)            The BR Allure Venture Agreement, executed by S2 Subsidiary.

(f)            Owner’s Affidavit(s) in a form provided by the Title Company (“Owner’s Affidavit”), duly executed by S2 TIC Subsidiaries.

(g)            A non-imputation affidavit duly executed by Seller or any affiliates required by the Title Company, together with any and all indemnities or other documents, information, or other materials required from Seller or any affiliates required by the Title Company, in such form(s) as may be required by the Title Company in order to issue at Closing a non-imputation endorsement to the Title Policy, without exception for matters known to Seller.

(h)            To the extent in Seller’s or Seller’s agent’s possession or control, all original (or copies if originals are not in Seller’s or Seller’s agent’s possession or control) licenses and permits pertaining to the Property and which may be required for the use or occupancy thereof, including without limitation, rental licenses, permanent certificates of occupancy and certificates of non-conforming use (if applicable) for the Improvements.

(i)            All guaranties and warranties which Seller or S2 TIC Subsidiaries have received in connection with any work or services performed, or to be performed with respect to, or equipment installed in the Property.

(j)            An Affidavit of Non-Foreign Status, executed by Seller, certifying that Seller is not a “foreign person” pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(k)            Such affidavits, indemnities and other deliveries as are required by the Title Company and in a form reasonably acceptable to the Title Company (including, without limitation, evidence of the legal existence and good standing of Seller under the laws of the State(s) of its formation and of the power and authority of the individual(s) executing and delivering this Agreement and the instruments and certificates described herein on behalf of Seller to act for and bind Seller) in order for the Title Company to deliver the Title Policy to Property Sub for the Property, executed by Seller (or such other persons as may be required by the Title Company), including, without limitation, an owner’s affidavit in the form attached hereto as Exhibit I.

(l)            A completed Form 1099S, or effective equivalent thereof, describing the sale of the Property.

(m)            All books, records, property maintenance and other files (on computer disc, if available) maintained by S2 TIC Subsidiaries, Seller, or by their agents, with respect to the Property to the extent such items are in the possession or control of Seller or its agents.

(n)            Any and all plans and specifications in the possession or control of Seller or its agents pertaining to the Property.

(o)            A certification that all representations and warranties made by Seller in this Agreement are true and correct in all material respects on the Closing Date, in the form attached hereto as Exhibit J, executed by Seller.

(p)            All lease files relating to the Property maintained by S2 TIC Subsidiaries and Seller or their agents, including, without limitation, originals of all amendments and modifications of the Leases and original counterparts of all guarantees thereunder, and copies of all correspondence and other contents of Seller’s and S2 TIC Subsidiaries’ Lease files for all Tenants.

(q)            An executed closing or settlement statement mutually acceptable to Seller and Purchaser, executed by Seller.

(r)            Updated Rent Roll in the same form and containing the same categories of information as the Rent Roll attached to this Agreement as Exhibit D, certified as true and accurate as of a date not earlier than three (3) days prior to the Closing Date.

(s)            Security deposit/walk-through statements.

(t)            A notice to tenants, duly executed by S2 TIC Subsidiaries, advising tenants of the sale of the Property and directing that rent and other payments after the Closing be sent to Purchaser at the address provided by Purchaser at the Closing (the “Tenant Notice”), in the form attached hereto as Exhibit N.

(u)            The property management agreement, in the form attached to the BR Allure Venture Agreement, as executed by S2 NC Management, LLC, a North Carolina limited liability company.

(v)            Such other documents as may be reasonably required to effectuate the transactions contemplated by this Agreement and/or to effectuate the closing of the transaction contemplated hereunder.

7.2.            Purchaser’s Closing Deliveries. At the time of Closing, Purchaser, at its sole cost and expense, shall deliver (or shall cause Property Sub to deliver) to Seller the following items and documents (which documents shall be in form and substance as required herein or otherwise reasonably satisfactory to Seller):

(a)            The BR Allure Venture Agreement, duly executed by BHM Member.

(b)            A certification that all representations and warranties made by Purchaser in this Agreement are true and correct in all material respects on the Closing Date, in the form attached hereto as Exhibit M, executed by Purchaser.

(c)            Property Sub’s counterpart to the Tenant Notice, in the form of Exhibit N.

(d)            Property Sub’s counterpart to the General Assignment and Assumption Agreement.

(e)            An executed closing or settlement statement mutually acceptable to Seller and Purchaser, executed by Property Sub.

(f)            Property Sub’s counterpart to the property management agreement, in the form attached to the BR Allure Venture Agreement.

(g)            Such other documents as may be reasonably required to effectuate the transaction contemplated by the Agreement and/or to effectuate the closing of the transaction contemplated hereunder.

8.            Apportionments; Closing Adjustments. All items of income and expenses for the Property shall be allocated, on a per diem basis as of 11:59 p.m. on the day immediately preceding the Closing Date between Seller and Purchaser. To the extent any adjustment items cannot be precisely determined at Closing, they shall be reasonably estimated at Closing and finally resolved thereafter as promptly as possible. Apportionments of real property taxes, water rates and charges and sewer taxes and rents shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate is fixed, the apportionment of taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the real property taxes, water rates and charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment thereof, and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation, which recalculation shall take place no later than sixty (60) days following the Closing Date for all items other than ad valorem real estate taxes, and upon receipt of a final tax bill for ad valorem real estate taxes.

8.1.            Offsets. Notwithstanding anything set forth in this Agreement to the contrary, if after Closing, Property Sub receives any funds which would otherwise be payable to Seller, to the extent that Property Sub is owed any amount by Seller under this Agreement, or otherwise, then Property Sub, at its option may offset and apply the amount it has received against such amount which would otherwise have been payable to Seller

8.2.            Rents.

(a)            Documentation Regarding Rents and Expenses. Periodically upon Purchaser’s request following the Effective Date and on the Closing Date, Seller shall furnish Purchaser with a comprehensive and complete statement of prepaid rents and uncollected rents.

(b)            Rents Paid Prior to Closing. All rent and other similar payments made under Leases or other occupancy arrangements and actually received by Seller or S2 TIC Subsidiaries prior to the Closing Date (including any prepaid rent and rent paid for the month in which Closing occurs, together with all other prepaid sums of every nature actually collected from Tenants) shall be prorated on a per diem basis with Seller receiving the benefit of such rent through 11:59 p.m. on the day before the Closing Date and Purchaser receiving the benefit of such rent on and after the Closing Date. Rent and other charges that are due but uncollected as of the Closing Date for the period prior to the Closing Date shall not be adjusted.

(c)            Rents Paid After Closing. To the extent that Seller, S2 TIC Subsidiaries, or Property Sub receives any late rent or other similar payments under any Lease or other occupancy arrangements after the Closing Date, such rents or payments shall be applied in the following order of priority, (i) first to Property Sub’s out-of-pocket collection costs (including, without limitation, reasonable attorney’s fees), (ii) then to any calendar month or months following the calendar month in which the Closing occurred until the Tenant under such Lease is current with respect to all rents payable for such months, (iii) then to the calendar month in which the Closing occurred, and (iv) then to calendar months prior to the month in which the Closing occurred.

8.3.            Utility Charges. The apportionment of utility charges shall be made upon the basis of charges shown on the latest available bills of such utilities. The charges shown on such available bills for periods prior to the Closing Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Closing Date an apportionment shall be made based on the amount charged for the period covered by such last available bill. Notwithstanding the foregoing, Seller will endeavor to cause the respective utility companies to read their meters or fix their charges to the Closing Date, in which event Seller shall pay such charges, when billed, to the Closing Date, and Purchaser shall pay such charges from and after the Closing Date and/or promptly reimburse Seller for any such charges paid by Seller for any period subsequent to the Closing Date. In addition to any other prorations described in this Agreement, any ratio utility billing systems (“RUBS”) applicable to the Property, for the following categories of utilities and other reimbursements: (i) electricity; (ii) gas; (iii) water/sewer; (iv) trash; and (v) pest control, attributable to the uncollected or trailing collections two (2) calendar months prior to Closing will be reflected as a credit to Seller at Closing and will be calculated for closing purposes on the uncollected or trailing collections monthly periods based on the monthly average actual trailing RUBS for three (3) months prior to Closing according to the income statements prepared by Seller and provided to Purchaser.

8.4.            Deposits. At the Closing, Seller shall be entitled to the return of all deposits or escrows held for Seller’s account at or by any public utility company in connection with utility services furnished to the Property and in connection with Existing Financing, and shall receive a credit against the Purchase Price for any such amounts remaining on deposit or in escrow after Closing, provided such Seller’s right to such deposits are assigned to Purchaser at Closing. Prior to the Closing Date, Purchaser shall notify all such public utilities in writing of the applicable transfer of service.

8.5.            Contracts. All charges under Contracts assigned pursuant to Section 3.6 shall be prorated on a daily basis; provided, however, there shall be no proration of any upfront or bonus payments by such service provider.

8.6.            At Closing, Purchaser shall receive a credit against the Purchase Price equal to the amount of refundable security deposits required under the Leases in effect as of the Closing Date

8.7.            Rent-Ready Condition. To the extent that any occupied apartment units at the Property become vacant at least five (5) days prior to the Closing Date (the “Rent-Ready Date”), Seller shall cause all such units to be put in Rent-Ready Condition prior to Closing. If any units are not in Rent Ready Condition by the Closing Date, Purchaser shall receive a credit against the Purchase Price equal to $750.00 for every such unit. For purposes of this Section 8.7, “Rent Ready Condition” shall mean the condition in which Seller currently delivers vacant units to new tenants at the Property in Seller’s ordinary course of business and operations, freshly painted and cleaned, with all appliances, fixtures, and equipment therein in good working order.

8.8.            Survival. The provisions of this Section 8 shall survive Closing for a period of six (6) months, or for such longer period as expressly set forth above.

9.            Representations and Warranties.

9.1.            Representations and Warranties of Seller Regarding Seller and the Property. Seller hereby represents and warrants to Purchaser that:

(a)            Organization and Authority of Seller.

(i)            Each S2 TIC Subsidiary is a limited liability company duly organized, validly existing and in good standing in the State of Delaware. Each S2 TIC Subsidiary is permitted to own its property and carry on its business in the State where the Property is located. Each S2 TIC Subsidiary has not and will not engage in any business activity other than the membership, operation and maintenance of the Property and activities incidental thereto, or acquire or own any material assets other than the Property. No S2 TIC Subsidiary shall have any subsidiaries. The execution and performance of this Agreement and the documents, affidavits, certificates and other instruments to be executed and delivered by the S2 TIC Subsidiaries pursuant to this Agreement, together with all of the transactions contemplated hereby (including, without limitation, the Refinance Loan), will be duly authorized by all necessary action of the S2 TIC Subsidiaries.

(ii)            S2 Subsidiary is a limited liability company duly organized, validly existing and in good standing in the State of Texas. Since its formation, S2 Subsidiary has not and will not engage in any business activity other than the ownership of the S2 TIC Subsidiaries and has not acquired or owned any material assets other than its interests in the S2 TIC Subsidiaries. S2 Subsidiary has no subsidiaries other than S2 TIC Subsidiaries. The person executing this Agreement on behalf of S2 Subsidiary has the authority to enter into this Agreement and bind S2 Subsidiary in accordance with its terms without obtaining further approvals or consents. The execution and performance of this Agreement and the documents, affidavits, certificates and other instruments to be executed and delivered by S2 Subsidiary pursuant to this Agreement, together with all of the transactions contemplated hereby (including, without limitation, the Owner Reorganization), have been duly authorized by all necessary action of S2 Subsidiary.

(b)            No Options to Purchase the Property. Neither Seller nor any S2 TIC Subsidiary has granted to any person or entity any option or other right to purchase all or a portion of or interest in the Property and no person or entity has any option or other right to purchase all or a portion of or interest in the Property.

(c)            No Conflict. The execution, delivery and performance of this Agreement and of the documents, affidavits, certificates and other instruments to be executed and delivered by Seller pursuant to this Agreement and the transactions contemplated hereby will not conflict with or violate, or cause the occurrence of a breach or default under, any term of Seller’s organizational documents or any other agreement, instrument, judicial order or decree, statute or regulation to which Seller is a party or by which Seller or the Property may be bound or affected.

(d)            Consents and Approvals. There are no actions, consents or approvals of any third persons, or of any federal, state or local Governmental Authorities, commissions, boards or bureaus, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by Seller of its obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the Closing Date.

(e)            Leases, Rents, and Tenant Matters.

(i)            There are no leases or occupancy arrangements currently in effect with respect to the Property other than those listed on the Rent Roll, which Rent Roll is true, correct, and complete in all material respects.

(ii)            Each Lease is the entire agreement between S2 TIC Subsidiary and the Tenant under such Lease, including all representations and warranties, and there are no other agreements between S2 TIC Subsidiary or the property manager and such Tenants of any kind. S2 TIC Subsidiaries have paid in full all obligations for leasing commissions and finders’ fees incurred in entering into the Leases, whether payable before or after Closing. No leasing commissions or finders’ fees are payable upon the renewal of any existing Leases.

(iii)            The originals or copies of the Leases and the tenant lease files made available to Purchaser in connection with this Agreement are complete and accurate originals or copies, as applicable, of all of the Leases and the tenant lease files, and represent all such documents in Seller’s possession and control. To Seller’s knowledge, there are no written or oral promises, understandings or commitments between Seller and any tenant under the Leases that would be binding on Purchaser or Property Sub other than as set forth in such copies of the Leases and the tenant lease files made available to Purchaser to copy pursuant to this Agreement.

(iv)            No Tenant has asserted in writing, nor are there, to Seller’s knowledge, any defenses or offsets to rent accruing after the Closing Date, which, in the aggregate, would result in a material adverse effect to the collection of rents at the Property.

(f)            Fixtures and Personal Property. All fixtures, machinery, equipment and other articles of Personal Property attached or appurtenant to, or used in connection with the Property, are owned by the S2 TIC Subsidiaries, free of any liens or encumbrances except for the Permitted Exceptions, and are included in this sale.

(g)            Contracts. There are no construction, management, leasing, service, equipment, supply, maintenance, concession or other agreements with any party in effect with respect to the Property except for the Contracts listed in Exhibit C. Seller has delivered or shall cause to be delivered (or shall deliver or cause to be delivered within the time frame required under this Agreement) a true, correct and complete copy of each Contract (including, without limitation, any and all modifications, extensions and amendments thereto) to Purchaser. No default or breach exists under any of the Contracts and all of the Contracts are in full force and effect in accordance with their terms.

(h)            No Litigation. Except as may be set forth on Exhibit O, there are no actions, suits or proceedings (zoning or otherwise) or governmental investigations (including, without limitation, any eminent domain or similar proceeding) pending, or to Seller’s knowledge, threatened, against or relating to the Property or Seller, which would affect Purchaser or the Property after the Closing, other than tenant collection and eviction cases in the ordinary course of business. Seller is and shall remain responsible after the Closing Date for defending (or continuing to defend), and for indemnifying and holding Purchaser harmless from, any suit or proceeding attributable to the period prior to the Closing Date, and for all damages, losses, expenses and costs related thereto. Notwithstanding anything in this Agreement to the contrary, the last sentence of this Section 9.1(h) shall survive the Closing.

(i)            No Bankruptcy Matters. Seller is not the subject of, nor has Seller received any written notice of or threat that it has or will become the subject of, any actions or proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (“Bankruptcy Code”), or under any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon. Seller has not made an assignment for the benefit of creditors.

(j)            No Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(k)            Compliance with Legal Requirements. To Seller’s knowledge, the Property and its present use and condition does not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or requirements of any Governmental Authority governing or regulating the use and operation, or otherwise applicable to, the Property (collectively, the “Legal Requirements”). No notices of violation of any Legal Requirements have been received by Seller or S2 TIC Subsidiaries, which have not already been cured.

(l)            Third Party Agreements. Other than the Leases and the Contracts, the S2 TIC Subsidiaries are not a party to any unrecorded agreement or written understanding with any third party that impacts or could reasonably be expected to impact the ownership, use, management or operation of the Property following Closing.

(m)            Environmental. To Seller’s knowledge, except as disclosed in any environmental report obtained by or provided to Purchaser with the Due Diligence Documents, the Property is not in violation of any federal, state or local environmental law (herein collectively “Environmental Laws”) relating to any Hazardous Materials (as hereinafter defined). Except for de minimis amounts of Hazardous Materials used, stored and disposed of in accordance with Environmental Laws, and used in connection with the ordinary maintenance and operation of the Property, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials.

(n)            Condemnation. As of the Effective Date, there are no pending or, to Seller’s knowledge, contemplated condemnation or annexation proceedings affecting the Property or any part thereof, nor has Seller received written notice of any such contemplated proceedings.

(o)            ERISA. No entity constituting Seller is a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in Section 3(3) of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), subject to ERISA, nor do the assets of any entity constituting Seller constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101. Each entity constituting Seller is acting on its own behalf and not on account of or for the benefit of any Plan.

(p)            Tax Appeal. There is no ongoing tax appeal with respect to the Property.

(q)            OFAC. None of the Seller Entities (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. “Seller Entities” means, collectively, (a) each entity constituting Seller, (b) each such entity’s executive officers, and (c) any person that controls or owns twenty-five percent (25%) of the direct or indirect interests of any entity constituting Seller.

(r)            Due Diligence Deliveries. To Seller’s knowledge, any Due Diligence Documents delivered by or on behalf of Seller to Purchaser are complete copies of such Due Diligence Documents to the extent in Seller’s possession or control without anything being withheld.

9.2.            Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a)            Organization and Authority of Purchaser. Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing in the State of Delaware. The person executing this Agreement on behalf of Purchaser has the authority to enter into this Agreement and bind Purchaser in accordance with its terms without obtaining further approvals or consents. The execution and performance of this Agreement and the documents, affidavits, certificates and other instruments to be executed and delivered by Purchaser pursuant to this Agreement and the transactions contemplated hereby have been or will be duly authorized by all necessary limited liability company action of Purchaser.

(b)            No Conflict. The execution, delivery and performance of this Agreement and of the documents, affidavits, certificates and other instruments to be executed and delivered by Purchaser pursuant to this Agreement and the transactions contemplated hereby will not conflict with or violate, or cause the occurrence of a breach or default under, any term of Purchaser’s certificate of formation, operating agreement, or any other agreement, instrument, judicial order or decree, statute or regulation to which Purchaser is a party or by which Purchaser or the Property may be bound or affected.

(c)            Consents and Approvals. There are no actions, consents or approvals of any third persons, or of any federal, state or local Governmental Authorities, commissions, boards or bureaus, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by Purchaser of its obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the Closing Date.

9.3.            Materiality. Seller acknowledges that each of the representations, warranties and agreements made by it in Sections 9.1 above and elsewhere in this Agreement is material to Purchaser. Purchaser acknowledges that each of the representations, warranties and agreements made by it in Section 9.2 above and elsewhere in this Agreement is material to Seller.

9.4.            Survival.

(a)            All of the representations and warranties of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date. The representations and warranties of Seller set forth in Section 9.1 above shall survive the Closing for a period of nine (9) months. All of the representations and warranties of Purchaser set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date and shall survive the Closing for a period of nine (9) months. Notwithstanding the foregoing, no representation or warranty shall be deemed to have survived Closing if a party shall have had actual knowledge of a breach or violation of such representation or warranty given by the other party at the time of Closing and elected to proceed to Closing notwithstanding such breach or violation. Seller agrees to defend and indemnify Purchaser against any claim, liability, damage or expense asserted against or suffered by Purchaser arising out of the breach or inaccuracy of any representation or warranty that survives Closing in accordance with this Section 9.4(a); provided, however, that in no event shall the total amount of Purchaser’s post-Closing claims for breaches of Seller’s representations and warranties hereunder exceed two percent (2%) of the Purchase Price in the aggregate. Notwithstanding the foregoing, however, the damages cap and the survival period set forth in this Section 9.4(a) shall not apply to or limit Seller’s liability for fraud or intentional misrepresentation.

(b)            Seller agrees to indemnify, defend, and hold harmless Purchaser and its affiliates, officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, actions, proceedings, costs, and expenses (including reasonable attorneys' fees and expenses) arising out of or relating to any claims or disputes made by any members, partners, or other stakeholders of S2 REIT, or any other parties, (1) challenging the validity or legality of the Transaction or asserting rights or claims related to the Transaction, occurring after the closing of the Transaction, or (2) the failure to properly disclose and/or notify any of the limited partners of S2 REIT of the terms and provisions of this Agreement, the Transaction, or any collateral agreement thereto. Notwithstanding anything else in this Agreement to the contrary, the indemnification obligations under this section shall survive the Closing of the Transaction and shall be in addition to any other rights or remedies available to Purchaser. For the avoidance of doubt, the indemnification obligations under this section shall not be subject to the survival period referenced in this Section 9.4, or the cap on damages referenced in Section 9.5.

9.5.            Accuracy of Representations. Without limiting any of the rights of Purchaser or Seller elsewhere provided for in this Agreement, it is agreed that the obligation of Purchaser and Seller to close under this Agreement is conditioned upon the accuracy in all material respects of all of Purchaser’s and Seller’s representations and warranties and the due compliance by Purchaser and Seller of all of their agreements set forth herein and elsewhere in this Agreement. Seller shall have the right, from time to time after the Effective Date and at or prior to Closing, to amend its representations and warranties set forth in Section 9.1 above, but only due to any change in the facts outside the control of and otherwise not caused by Seller and not actually known by Seller as of the Effective Date (and further only provided that such change is not the result of Seller’s breach of any covenant otherwise set forth in this Agreement, whereby Purchaser shall have the rights set forth in Section 13.2) (each such change, a “Changed Condition”), by providing Purchaser with written notice thereof and providing the specific nature of such untrue representation; provided, however, in the event that Seller does so amend its representations or warranties and does not cure or otherwise correct such matter to Purchaser’s reasonable satisfaction within five (5) Business Days after delivery to Purchaser of such written notice, Purchaser shall have the right, at Purchaser’s sole option and as its sole remedy for such amendment, either to (a) terminate this Agreement, whereupon the Deposit shall be returned to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and it shall be deemed that Purchaser terminated this Agreement pursuant to Section 2.1 and the rights of the parties shall be as set forth therein, or (b) proceed to Closing and receive cash at Closing in the amount necessary to cure or otherwise correct such matter (as determined by a third party that is mutually acceptable to the parties in their commercially reasonable discretions), provided that such credit shall in no event exceed One Hundred Thousand and No/100 Dollars ($100,000.00). If, on or before the Closing Date, Purchaser determines that any of Seller’s representations or warranties are untrue or inaccurate or that Seller has not complied with any of the said agreements, then, in addition to any other legal remedies available to Purchaser, Purchaser shall have the right at its sole option to either (a) exercise its rights granted to it in Section 13.2, or (b) proceed to consummate the Closing hereunder without an abatement of the Purchase Price, beyond $100,000.00 for which Purchaser shall receive a credit. For the avoidance of doubt, the mere updating of the Rent Roll delivered to Purchaser at Closing as part of Seller’s closing deliveries pursuant to Section 7.1 shall not, on its own, afford Purchaser with the right to seek Section 13.2 remedies.

9.6.            Accuracy of Representations is Condition to Seller’s Obligations. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, it is agreed that the obligation of Seller to close under this Agreement is conditioned upon the accuracy in all material respects of all of Purchaser’s warranties and representations and the due compliance by Purchaser of all of its agreements set forth herein and elsewhere in this Agreement. If, on or before the Closing Date, Seller determines that any of Purchaser’s representations or warranties are untrue, or that Purchaser has not complied with all of its agreements set forth herein and elsewhere in this Agreement, then Seller shall give Purchaser written notice of such determination, and thereafter Purchaser shall have five (5) Business Days to cure or otherwise correct such matter. If Purchaser fails to so cure or otherwise correct such matter, then Seller shall be entitled to terminate this Agreement by notice given to Purchaser, whereupon the provisions of Section 13.1 hereof shall apply.

9.7.            Knowledge Parties.

(a)            Purchaser’s Knowledge. For purposes of this Agreement, the phrases “to Purchaser’s knowledge” or words of similar import mean the actual knowledge of James Babb, without any investigation or obligation to make inquiry of any kind.

(b)            Seller’s Knowledge. For purposes of this Agreement, the phrases “to Seller’s knowledge” or words of similar import mean the actual knowledge of Timothy Smith, without any investigation or obligation to make inquiry of any kind other than reasonable inquiry of S2 TIC Subsidiaries’ property manager and shall not include imputed or constructive knowledge. Seller hereby represents and warrants that Scott Everett is the person associated with or employed by Seller or an affiliate of Seller that is most knowledgeable about Seller, S2 TIC Subsidiaries, the Property and the Membership Interests.

9.8.            Limitations; “As-Is” Property. Except for any representations and warranties, (i) in any documents delivered by Seller to purchaser at Closing, and (ii) in this Agreement for the time period during which they shall survive as set forth in Section 9.4, Seller makes no warranties or representations of any kind, express or implied, in connection with the sale and purchase of the Property including, without limitation, any warranties or representations as to the condition of Land, the Improvements or the Personal Property, and EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE FUTURE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS PROVIDED HEREIN, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. NOTWITHSTANDING THE FOREGOING OR ANY PROVISION HEREOF TO THE CONTRARY, THE ACKNOWLEDGMENTS, WAIVERS AND RELEASES OF PURCHASER SET FORTH IN THIS SECTION 9.8, AND THE SURVIVAL PERIOD SET FORTH IN SECTION 9.4 OF THIS AGREEMENT, SHALL NOT APPLY TO ANY CLAIM WITH RESPECT TO ANY FRAUDULENT MISREPRESENTATION BY SELLER. FURTHER NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY: (A) PURCHASER SHALL HAVE THE RIGHT TO DEFEND GOVERNMENT AND THIRD-PARTY CLAIMS BY ALLEGING THAT SELLER (OR SOMEONE ACTING ON SELLER’S BEHALF), NOT PURCHASER, IS LIABLE FOR SUCH CLAIMS AND PURCHASER HAS NO OBLIGATION TO INDEMNIFY SELLER FOR GOVERNMENTAL OR THIRD PARTY CLAIMS ASSERTED BEFORE OR AFTER THE CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON SELLER’S BEHALF PRIOR TO THE CLOSING; AND (B) THE PROVISIONS SET FORTH IN THIS SECTION 9.8 SHALL NOT APPLY TO THIRD-PARTY TORT CLAIMS RELATING TO THE PROPERTY AND OCCURRING DURING SELLER’S OWNERSHIP OF THE PROPERTY. ADDITIONALLY, SELLER AND PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT (I) THE PURCHASER WAIVERS SET FORTH IN THIS SECTION 9.8 ARE NOT INTENDED TO BE AND SHALL NOT BE CONSTRUED AS A WAIVER OF SIMILAR CLAIMS AGAINST ANY OF SELLER’S PREDECESSORS-IN-TITLE WITH RESPECT TO THE PROPERTY OR THE PROJECT (“PREDECESSORS”), OR ANY SUCH PREDECESSOR’S OFFICERS, MEMBERS, MANAGERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS OR CONTRACTORS, OR ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PREDECESSORS; AND (II) IF ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL ENTITY OR AGENCY, SHALL THREATEN OR FILE ANY CLAIM OR ACTION FOR DAMAGES, CLEANUP, OR OTHERWISE, AGAINST PURCHASER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE PROPERTY WITH RESPECT TO MATTERS OCCURING PRIOR TO CLOSING FOR WHICH SELLER HAS ANY LIABILITY OR RESPONSIBILITY, PURCHASER SHALL HAVE THE RIGHT TO INTERPLEAD, CROSS CLAIM OR OTHERWISE BRING SELLER INTO SUCH SUIT OR ACTION TO ADDRESS THE CLAIMS OF SUCH THIRD PARTY. THE PROVISIONS OF THIS SECTION 9.9 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

10.            Seller’s Covenants. Seller covenants that, between the Effective Date and the Closing Date:

10.1.            Leases. Without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, (i) Seller shall not, and shall not cause a S2 TIC Subsidiary to, enter into any new leases of space at the Property or any other occupancy agreements affecting the Property having a term of less than six (6) months or greater than thirteen (13) months; (ii) Seller shall not, and shall cause a S2 TIC Subsidiary not to, grant to any Tenants any offsets, set-offs, rebates, concessions or abatements with respect to rent, additional rent or other sums payable under the terms of any Lease, which can be claimed or redeemed by such Tenants subsequent to the Closing (provided, however, Seller may allow a S2 TIC Subsidiary to grant new Tenants one (1) month of free rent without having to obtain Purchaser’s prior written consent); (iii) Seller shall not, and shall cause a S2 TIC Subsidiary not to, enter into any new Leases of space at the Property or other occupancy agreements affecting the Property that are not on market rate terms or on a form of Lease other than Seller’s existing form of Lease (except as approved in advance and in writing by Purchaser); (iv) Seller shall not, and shall cause a S2 TIC Subsidiary not to, modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Leases or other occupancy agreements affecting the Property in a manner inconsistent with the terms hereof; (v) Seller shall not, and shall cause a S2 TIC Subsidiary not to, terminate any Leases unless in the ordinary course of business and in connection with a Tenant default under such Lease (existing beyond any applicable notice and cure and/or grace period); and (vi) Seller shall not, and shall cause a S2 TIC Subsidiary not to, enter into any new, or modify, amend or terminate any existing, commercial lease or occupancy agreement affecting the Property (e.g., laundry lease or cell tower lease). Seller shall provide Purchaser with access to true, correct and complete copies of all new Leases (and Lease amendments or modifications) entered into after the Effective Date.

10.2.            Contracts. Seller shall not, and shall cause each S2 TIC Subsidiary not to, modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Contracts affecting the Property, or enter into any new agreement or contract affecting the Property, or grant any consent to any matter requiring the consent of Seller under any Contract, each without the prior written consent of Purchaser, (i) not to be unreasonably withheld before the expiration of the Due Diligence Period, and (ii) which may be withheld in Purchaser’s sole discretion after the expiration of the Due Diligence Period.

10.3.            Operation and Maintenance of the Property; Compliance with Laws. Seller will cause the S2 TIC Subsidiaries to operate, maintain, manage and repair the Property in the ordinary course of business as if this Agreement did not exist, and in all events consistent with Seller’s prior operation of the Property, but in all events in compliance with all applicable laws, codes, regulations and governmental orders, notices, citations and Leases. Seller will not allow the S2 TIC Subsidiaries to permit or suffer to be done any waste to the Property or any other thing which may diminish the value of the Property. Seller will cause the S2 TIC Subsidiaries to maintain the Improvements in good order and repair so as to be in the same condition at Closing as it is in on the Effective Date, reasonable wear and tear excepted.

10.4.            Violations of Law. All violations (each, a “Violation”) of law or municipal ordinances, orders or requirements noted in, issued by or threatened by any department of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies, authorities, courts, and officers (collectively, the “Governmental Authorities”) having jurisdiction over or affecting the Property or the business of the S2 TIC Subsidiaries at the Property shall be cured or rectified by Seller, at Seller’s sole cost and expense, and Seller shall cause all such Violations to be cleared from the applicable public records, at Seller’s sole cost and expense, by the Closing Date, or, if acceptable to Purchaser, the lender originating the Refinance Loan, and Fannie Mae, escrow with Purchaser (or Purchaser’s lender or Fannie Mae) an amount reasonably required to close out all such violations.

10.5.            Maintain Insurance. Seller shall cause the S2 TIC Subsidiaries to keep the Property insured in accordance with the S2 TIC Subsidiaries’ existing insurance program and none of the S2 TIC Subsidiaries’ insurance policies with respect to the Property shall be terminated or allowed to lapse.

10.6.            Exclusivity. Seller hereby agrees that from the Effective Date through the earlier of the termination of this Agreement by any party hereto or the Closing Date, Seller shall (i) immediately terminate all negotiations with any other parties concerning the Property, (ii) not, and shall cause its agents not to, market the Property, for sale, accept or consider offers for the sale of the Property or engage in negotiations with anyone (other than Purchaser) that has expressed or may express an interest in acquiring the Property or any interest therein. For the purposes hereof, the term “sale” shall include any conveyance, lease of all or substantially all of the Property, transfer of membership interests or other similar transaction that results in a change in control of the Property.

10.7.            Title. Following the Effective Date, Seller shall not, and shall cause the S2 TIC Subsidiaries to not, take any action affecting title to the Property (including, without limitation, encumbering the Property in any manner) unless consented to by Purchaser, which consent shall be granted or withheld in Purchaser’s sole discretion.

10.8.            Correspondence and Notices. Promptly upon receipt, but in all events no later than five (5) business days thereafter, Seller shall, and shall cause the S2 TIC Subsidiaries to, provide Purchaser with copies of any and all material notices and correspondence received from Tenants, neighboring property owners, any insurance company which carries insurance on the Property or any Governmental Authorities (including, without limitation, notices of Violations) with respect to the Property.

10.9.            Personal Property. Without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, Seller shall not, and shall cause the S2 TIC Subsidiaries not to, remove from the Property any article of Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items that are replaced by (and at the expense of) Seller with similar items of equal or greater quality and utility prior to the Closing Date.

10.10.            Real Estate Tax Assessments. Seller shall keep Purchaser informed of all matters occurring in any ad valorem tax assessment proceeding and shall consult with and obtain Purchaser’s reasonable approval before taking any action in connection therewith.

11.            Broker. Seller and Purchaser each represents and warrants to the other that they have not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby, other than Caleb Troop with Berkadia Real Estate Advisors, LLC, who will be paid by Seller and BHM Member pursuant to the terms of the BR Allure Venture Agreement at Closing, and do hereby indemnify and hold each other harmless from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. The provisions of this Section 11 shall survive the Closing or any earlier termination of this Agreement.

12.            Condemnation and Destruction.

12.1.            Condemnation. If, prior to the Closing Date, a Non-Material Taking (as hereinafter defined) of the Property occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at Closing, Purchaser shall accept the Property subject to such Non-Material Taking or so much of the Property as remains after such Non-Material Taking, as the case may be, with no abatement of the Purchase Price, and (d) at Closing, Seller shall assign and turn over to Purchaser and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards and proceeds received or to be received for such Non-Material Taking (and Seller shall execute and deliver to Purchaser any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Taking (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact, and (ii) Purchaser shall have the right, within thirty (30) days after it receives such notice from Seller to terminate this Agreement by delivering notice of such termination to Seller (and the Closing Date shall be extended for an additional period of time necessary to accommodate the terms of this Section 12.1). In the event that Purchaser fails to exercise such termination right due to such Material Taking within such thirty (30) day period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.1 shall apply to such Material Taking. In the event that Purchaser delivers a notice of termination to Seller within such thirty (30) day period, this Agreement shall terminate, and the Deposit shall be refunded in its entirety to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter and no party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.2.            Destruction. If, prior to the Closing Date, a Non-Material Casualty (as hereinafter defined) occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing, Purchaser shall accept the Property subject to such Non-Material Casualty with no abatement of the Purchase Price, and (d) at Closing, Seller shall assign and turn over to Purchaser and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all insurance proceeds payable in connection with such Non-Material Casualty, and Seller shall pay to Purchaser in cash at Closing the amount of any loss deductible payable in connection with such insurance proceeds (and Seller shall execute and deliver to Purchaser any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact, and (ii) Purchaser shall have the right, within thirty (30) days after it receives such notice from Seller to terminate this Agreement by delivering notice of such termination to Seller (and the Closing Date shall be extended for an additional period of time necessary to accommodate the terms of this Section 12.2). In the event that Purchaser fails to exercise such termination right within such thirty (30) day period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.2 shall apply to such Material Casualty. In the event that Purchaser delivers a notice of termination within such thirty (30) day period, this Agreement shall terminate, and the Deposit shall be refunded in its entirety to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and thereafter no party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.3.            Insufficient Insurance. Notwithstanding the aforesaid terms of this Section 12, if a Taking or Casualty occurs that is not fully covered by S2 TIC Subsidiaries’ then-existing insurance policy or policies (subject to a loss deductible), then Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller, in which event Escrow Agent shall refund the Deposit to Purchaser, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.4.            Certain Definitions. As used herein, the following terms shall have the following meanings:

(a)            “Casualty” means the destruction of all or a portion of the Improvements by fire or other casualty.

(b)            “Material Casualty” means a Casualty (a) affecting more than 10% of the Improvements on the Property, (b) that, in Purchaser’s reasonable judgment, would cost more than $2,000,000 to repair, (c) which would result in a termination of more than 10% of the Leases for the property; or (d) that would cause the lender originating the Refinance Loan to refuse to make the Refinance Loan.

(c)            “Material Taking” means a Taking (a) affecting more than 10% of the Land or affecting any portion of the Improvements on the Property, (b) reducing permanently, or temporarily for a period of six (6) months or more, the parking spaces by more than 10% or affecting any means of ingress to the parking areas or driveways or egress therefrom, (c) which would result in a termination of more than 10% of the Leases, (d) which would cause the Property to no longer be compliant with local zoning ordinances; or (e) that would cause the lender originating the Refinance Loan to refuse to make the Refinance Loan.

(d)            “Non-Material Casualty” means any Casualty other than a Material Casualty.

(e)            “Non-Material Taking” means any Taking other than a Material Taking.

(f)            “Taking” means any taking of any portion of the Land or the Improvements by condemnation or eminent domain.

13.            Termination of Agreement; Default.

13.1.            By Purchaser. If Purchaser shall default hereunder (including, without limitation, a default hereunder based on a breach by Purchaser of any of its representations and warranties contained herein that is discovered prior to Closing) or shall fail or refuse to perform its obligation to purchase the Property in accordance with this Agreement, then Seller, as its sole and exclusive remedy, shall have the right to cause Escrow Agent to deliver to Seller the Deposit as is then maintained in escrow by Escrow Agent, as and for the Seller’s liquidated damages. Purchaser and Seller agree that it is impractical and extremely difficult to fix actual damages in the case of Purchaser’s default, but the Deposit is a reasonable estimate of those damages. SELLER HEREBY WAIVES ALL RIGHTS OF ACTION AGAINST PURCHASER FOR SPECIFIC PERFORMANCE OR MONEY DAMAGES OF ANY NATURE FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.2.            By Seller. If Seller shall default hereunder (including, without limitation, a default hereunder based on a breach by Seller of any of its representations and warranties contained herein that is discovered at any time prior to Closing), then Purchaser may either:

(a)            terminate this Agreement by notice given to Seller, whereupon the entire Deposit shall be refunded to Purchaser and Seller shall also pay the Breakage Fee to Purchaser, and upon such refund and reimbursement, neither party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination; or

(b)            bring an action against Seller to seek specific performance of Seller’s obligations hereunder; provided, however, if an action for specific performance is not available or would not provide effective relief because of Seller’s willful and wrongful act with respect to the Property, Purchaser may terminate this Agreement, whereupon the Deposit shall be immediately returned to Purchaser, Seller shall pay the Breakage Fee to Purchaser, and Purchaser may pursue an action against Seller for Purchaser’s actual damages (i.e., “benefit of the bargain” damages), resulting from Seller's breach or default.

13.3.            Subsequent to Closing. If Seller or Purchaser fails to comply with any obligation hereunder that survives Closing (including, without limitation, any representation or warranty contained herein), then the parties shall have all rights available to them at law or in equity, subject, however, to Section 9.5.

14.            Payment of Expenses.

14.1.            Seller shall be obligated to pay (i) all costs of satisfying Seller’s obligations under Section 3, (ii) fifty percent (50%) of any escrow fees, (iii) the cost of the Survey, (iv) the cost of the non-imputation endorsement to the Title Policy, (v) the cost of any transfer tax or intangibles tax due at Closing; (vi) all of its own legal fees, (vii) any other rollback, capital gains or recapture taxes applicable to this transaction, if any, and (viii) any other costs or expenses stated in this Agreement to be the obligation of Seller.

14.2.            Purchaser shall be obligated to pay (i) fifty percent (50%) of any escrow fees, (ii) one hundred percent (100%) of the cost of the owner’s policy of title insurance and any endorsements to the Title Policy at Closing (excluding the non-imputation endorsement), (iii) all of its own legal fees, (iv) Loan Expenses, and (v) any other costs or expenses stated in this Agreement to be the obligation of Purchaser.

14.3.            Except as otherwise provided in this Section 14 and elsewhere in this Agreement, Purchaser and Seller shall allocate all other expenses in connection with this Agreement in accordance with the custom and practices of the jurisdiction in which the Property is located.

15.            Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made (i) by nationally recognized overnight courier delivery, (ii) by hand delivery, or (iii) by “PDF” copy delivered by electronic mail, as follows:

To Seller:

S2 Allure LLC

2801 N. Harwood St., Ste. 1800

Dallas, Texas 75201

Attention: Scott Everett

Email: severett@s2cp.com

with a copy to:

Wilensky & Jones, LLP
                4144 N. Central Expressway, Ste. 930
                Dallas, Texas 75204

Attention: Richard Wilensky, Esq.

Email: rwily@wandjlaw.com

To Purchaser:

c/o Bluerock Real Estate, LLC

1345 Avenue of the Americas

32nd Floor

New York, N.Y. 10105

Attention: Lauren Davis, Esq.

Email: ldavis@bluerock.com

With a copy to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: Eric R. Wilensky

Email: eric.wilensky@nelsonmullins.com

To Escrow Agent:

First American Title Insurance Company

666 3rd Avenue, 5th Floor

New York, New York

Attention: Brian Nelsen

Email: bnelsen@firstam.com

or to such other address as is specified by a party by notice to the other party given in accordance with the provisions of this Section 15. Any notice given in accordance with the provisions of this Section 15 shall be deemed given (i) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), (ii) on the date delivery is made (if delivered by hand), or (iii) on the date delivery is made by “PDF” copy delivered by electronic mail.

16.            Miscellaneous.

16.1.            Recitals and Exhibits. Each and all of the Recitals appearing at the beginning of this Agreement and each and all of the exhibits attached hereto are hereby incorporated into this Agreement by this reference.

16.2.            Entire Agreement. This Agreement, including the exhibits attached hereto, and the documents to executed by Seller and Purchaser at Closing (the “Closing Documents”), contain the entire agreement between the parties relating to the conveyance of the Property, and all prior negotiations between the parties are merged into this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement, including the exhibits attached hereto, and the Closing Documents.

16.3.            Amendments. This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

16.4.            Waiver. No waiver by any party of any failure or refusal to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

16.5.            Successors and Assigns. This Agreement shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and assigns of Purchaser and Seller.

16.6.            Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, excluding choice of law principals.

16.7.            Submission To Jurisdiction. PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NORTH CAROLINA STATE COURT SITTING IN MECKLENBURG COUNTY, NORTH CAROLINA, OR FEDERAL DISTRICT COURT SITTING IN NORTH CAROLINA, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT VENUE FOR ANY SUCH ACTION OR PROCEEDING SHALL BE IN STATE COURT IN MECKLENBURG COUNTY, NORTH CAROLINA, OR IN FEDERAL DISTRICT COURT FOR NORTH CAROLINA, AS THE CASE MAY BE. PURCHASER AND SELLER EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

16.8.            Waiver Of Jury Trial. PURCHASER AND SELLER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

16.9.            Enforceability. In the event that any portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

16.10.            Attorneys’ Fees. In the event of any litigation arising out of this Agreement, and notwithstanding any other limitations on liability set forth in this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s actual and reasonable attorneys’ fees, costs and disbursements. The provisions of this Section 16.10 shall survive the Closing or termination of this Agreement.

16.11.            Assignment. Purchaser may not assign this Agreement without the consent of Seller; provided, however, Purchaser may assign this Agreement without the consent of Seller to one or more corporations, partnerships, limited liability companies or other entities, provided that such entities are directly or indirectly controlled by or under common membership or control with Purchaser. Upon any assignment that does not require the consent of Seller as provided in this Section 16.11, Purchaser shall promptly notify Seller in writing of such assignment and the assigning party then named as Purchaser herein shall be released from further liability under this Agreement as of the Closing Date.

16.12.            Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement. Any facsimile or electronic signatures to this Agreement shall be deemed an original for purposes of determining the enforceability of this Agreement.

16.13.            Further Assurances. Seller agrees that it will, at any time and from time to time on or before twelve (12) months after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, at no material cost to Seller, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required for the better assigning, transferring, granting, assuring and confirming to Purchaser, or to its successors and assigns of, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being transferred to Purchaser pursuant to this Agreement; provided, however, in no event shall Seller be required to incur any liability or obligation in addition to that which it is obligated to incur under this Agreement. The provisions of this Section 16.13 shall survive Closing for a period of twelve (12) months after the Closing Date.

16.14.            Interpretation. Wherever this Agreement requires the computation of time from or after a particular date, that date shall not be included in the computation. This Agreement represents the results of bargaining and negotiations between the parties and of a combined draftsmanship effort. Consequently, Seller and Purchaser expressly waive and disclaim, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party whose attorney prepared this Agreement or any earlier draft of this Agreement. The captions, paragraphs, numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such paragraphs or articles of this Agreement or in any way affect this Agreement.

16.15.            Certain Definitions. As used herein the following terms shall have the following definitions:

(a)            “Business Day” shall mean a day on which banks are required to be open for business within the State of Texas or New York, and shall not include (i) any Saturday or Sunday, (ii) any national holiday, or (iii) any official holiday observed by the State of North Carolina.

(b)            “Surviving Obligations” shall mean the obligations of Purchaser and/or Seller set forth in this Agreement that are expressly stated to survive the termination of this Agreement.

16.16.            Publicity and Confidentiality.

(a)            Neither Purchaser nor Seller will make, or permit anyone to make on their behalf, any public statement or public comment with respect to this Agreement, the transactions contemplated hereby, or any closing hereunder, that is intended for public distribution or made to any newspaper, trade publication, or other print or other media, without the approval by the other party as to such disclosure and the information to be disclosed, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)            Purchaser and its agents shall maintain the confidentiality of all documents, instruments and information obtained by Purchaser or such agents hereunder or otherwise in connection with the proposed acquisition of the Property and shall not, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, disclose any of such information to any other person or use any of such information for any purpose other than as contemplated herein. Notwithstanding the foregoing, Purchaser may disclose any of such information, without the need for consent from Seller, to (i) its proposed investors and lenders and its officers, directors, employees, agents, attorneys, accountants, consultants and other professionals to whom such disclosure is reasonably necessary for the consummation of the transactions contemplated hereby, provided that each such person maintains such information in a confidential manner, and (ii) in connection with any securities filings and associated press releases required in connection with the sale of the Property, including disclosures to investors or the filing of any Form 8-K or any related filings with the U.S. Securities and Exchange Commission. The terms of this Section 16.16 shall survive closing or earlier termination of this Agreement.

(c)            From the date hereof through and including the first anniversary of the Closing Date, the Seller shall provide to Purchaser copies of, or shall provide Purchaser and its representatives, agents and employees access to, the books and records and financial and other information with respect to the period of Seller’s ownership, management, maintenance and operation of the Property, and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of the Seller, or any of its affiliates, agents, or accountants, to enable Purchaser or its assignee and their outside auditor to prepare and file financial statements in compliance with any or all of (a) Rule 3-05 or Rule 3-14 of Regulation S-X of SEC, (b) any other rule issued by the SEC and applicable to Purchaser or its affiliates, and (c) any registration statement, report or disclosure statement filed with the U.S Securities and Exchange Commission by, or on behalf of Purchaser or its Affiliates. The Seller shall allow Purchaser’s auditor to conduct an audit of the income statements and balance sheets, if necessary and at Purchaser’s sole cost and expense, of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years and shall cooperate with and provide reasonable assistance to Purchaser’s auditor in the conduct of such audit, and ensure the cooperation and assistance of Seller’s auditor. Without limiting the generality of the foregoing, the Seller agrees to (i) provide to Purchaser’s auditor a customary representation letter (“Representation Letter”) in such form as is reasonably required by Purchaser’s auditor, with such facts and assumptions as reasonably necessary in order to make such certificate accurate, signed by the individual(s) responsible for the Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which Representation Letter may be required to assist Purchaser’s auditor in rendering an opinion on such financial statements in order to comply with clauses (a), (b) and (c) above, (ii) if requested by such auditor, provide to Purchaser’s auditor historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing, and (iii) to the extent that the Seller’s financial statements have previously been audited, the Seller shall use commercially reasonable efforts to cause the auditor of Seller’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements and to provide Purchaser and/or its affiliates appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. The provisions of this Section 16.16(c) shall survive Closing.

16.17.            Calculation of Time Periods. In the event any time for performance of any obligation under this Agreement expires or the expiration or termination of any time period provided in this Agreement for any consent, response or notice occurs, on a day other than a Business Day, the time for performance shall be extended to the next succeeding day which is a Business Day.

16.18.            Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement, each Seller parties shall be jointly and severally liable with each other except as otherwise expressly set forth in this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

SELLER:

S2 Allure REIT Subsidiary, LLC, a Texas Limited Liability Company

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

S2 REIT OP, LP, a Delaware limited partnership

By: S2C Real Estate Income Trust, Inc., a Maryland corporation, its general partner

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

S2 Allure BEVE LLC, a Delaware limited liability company

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

S2 Allure ARO LLC, a Delaware limited liability company

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

S2 Allure VAU LLC, a Delaware limited liability company

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

S2 Allure LLC, a Delaware limited liability company

By:	/s/ Scott Everett
Name: Scott Everett
Title: Manager

PURCHASER:

BR S2 ALLURE JV, LLC,
a Delaware limited liability company

By:	BHM Allure, LLC
a Delaware limited liability company,
its Manager

	By:	Bluerock Residential Holdings, LP,
a Delaware limited partnership,
its Sole Member

		By:	Bluerock Homes Trust, Inc.,
a Maryland corporation,
its General Partner

			By:	/s/ Jordan Ruddy
			Name:	Jordan Ruddy
			Title:	Authorized Signatory

BHM MEMBER:

BHM Allure, LLC,

a Delaware limited liability company

By:	Bluerock Residential Holdings, LP,
a Delaware limited partnership,
its Sole Member

	By:	Bluerock Homes Trust, Inc.,
a Maryland corporation,
its General Partner

		By:	/s/ Jordan Ruddy
		Name:	Jordan Ruddy
		Title:	Authorized Signatory

ESCROW CONSENT AND ACKNOWLEDGEMENT

The undersigned agrees to act as the Escrow Agent for the transaction described in the foregoing Agreement as provided therein. The escrow provisions in the Agreement are hereby agreed to by the undersigned. The Deposit shall be held and delivered in accordance with the terms of the Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

JOINDER

This joinder (this “Joinder”) is attached to and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned, S2C REIT OP, LP, a Delaware limited partnerhsip (“Parent”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby joins in the execution of this Agreement, and agrees that it is a party to the Agreement and is jointly and severally liable, as a principal and not as a surety, solely for Seller’s obligations under Article 9 (i.e., with regard to representations and warranties). Purchaser shall have the right to proceed directly against Parent without first making written demand to Seller (and without any obligation to bring suit against Seller) for the satisfaction of any such obligations.

Parent is an indirect owner of Seller, will derive substantial benefits from the transactions described in the Agreement, and acknowledges that the execution of this Joinder is a material inducement and condition to Purchaser’s execution of the Agreement. Parent represents and warrants that it has the legal right, power, authority and capacity to execute this Joinder, that such execution does not violate any other agreement or instrument by which Parent is bound, and that this Joinder is binding and enforceable against Parent. Parent acknowledges and agrees that this Joinder may not be assigned to any other person or entity without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion) and shall be binding upon Parent’s successors and assigns.

Parent unconditionally waives any guarantor or suretyship defenses that might otherwise be available to it with respect to its obligations under this Joinder. The terms of this Joinder shall survive Closing for a period of eighteen (18) months thereafter.

The obligations of Seller set forth in the Agreement are hereby incorporated by reference into this Joinder as if fully set forth herein, provided that the undersigned shall be the “Seller” under such paragraphs.

PARENT:

S2C REIT OP, LP

By: S2C Real Estate Income Trust, Inc.

By:	/s/ Scott Everett
Name: Scott Everett
Title: President

[SIGNATURE PAGE TO PARENT JOINDER TO

PURCHASE AND SALE AGREEMENT]

[END OF SIGNATURES]

LIST OF EXHIBITS

1.	Exhibit A – Land Legal Description

2.	Exhibit B – List of Personal Property

3.	Exhibit C – List of Contracts

4.	Exhibit D – Rent Roll

5.	Exhibit E – Form of Special Warranty Deed

6.	Exhibit F – Bill of Sale

7.	Exhibit G – General Assignment and Assumption Agreement

8.	Exhibit H – BR Allure Venture Agreement

9.	Exhibit I - Form of Owner’s Affidavit

10.	Exhibit J – Form of Seller’s Re-Certification of Representations and Warranties

11.	Exhibit K – Intentionally Deleted

12.	Exhibit L – Loan Application

13.	Exhibit M – Form of Purchaser’s Re-Certification of Representations and Warranties

14.	Exhibit N – Tenant Notice

15.	Exhibit O – List of Litigation

16.	Exhibit P – Escrow Provisions

EXHIBIT A

Land Legal Description

The Land referred to herein below in situated in the County of Mecklenburg, State of North Carolina, and is described as follows:

BEING THAT CERTAIN PARCEL OF LAND LOCATED IN THE CITY OF CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA, CONTAINING 3.422 ACRES, MORE OR LESS, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT AN EXISTING REBAR LOCATED AT THE INTERSECTION OF THE SOUTHWESTERN TERMINUS OF THE RIGHT OF WAY OF CONGRESS STREET AND THE NORTHERN RIGHT OF WAY LINE OF CARNEGIE BOULEVARD; THENCE ALONG THE NORTHERN RIGHT OF WAY LINE OF SAID CARNEGIE BOULEVARD SOUTH 89°46'02" WEST 343.33 FEET TO A NEW IRON PIPE AT THE SOUTHEASTERN CORNER OF TRACT 4; THENCE, CONTINUING ALONG THE NORTHERN RIGHT OF WAY LINE OF CARNEGIE BOULEVARD SOUTH 89°46'02"WEST 60.00 FEET TO A NEW IRON PIPE AT THE SOUTHWESTERN CORNER OF SAID TRACT 4, SAID POINT HAVING NC GRID COORDINATES (NAD83-CORS) OF N=515,999.00 FEET AND E=1,450,354.21 FEET, SAID POINT BEING THE POINT OF BEGINNING; THENCE CONTINUING ALONG THE NORTHERN RIGHT OF WAY LINE OF CARNEGIE BOULEVARD SOUTH 89°46'02" WEST 305.51 FEET TO AN EXISTING REBAR; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 100.00 FEET, A LENGTH OF 157.21 FEET AND A CHORD OF NORTH 45°12'11" WEST 141.52 FEET TO A REBAR; THENCE NORTH 00°14'45" WEST 273.0 FEET; THENCE, LEAVING CARNEGIE BOULEVARD AND FOLLOWING THE LINE OF THE AFOREMENTIONED TRACT 4, NORTH 90°00'00" EAST 395.26 FEET; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 5.50 FEET, A LENGTH OF 5.71 FEET AND CHORD OF SOUTH 60°15'45" EAST 5.46 FEET; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 57.50 FEET, A LENGTH OF 12.27 FEET AND CHORD OF SOUTH 36°38'13" EAST 12.24 FEET; THENCE, SOUTH 00°02'01" WEST 358.93 FEET TO THE POINT OF BEGINNING, CONTAINING 3.422 ACRES, MORE OR LESS.

TOGETHER WITH AND SUBJECT TO THE EASEMENTS, RIGHTS, PRIVILEGES, APPURTENANCES, DUTIES AND OBLIGATIONS CONTAINED IN THAT DEED RECORDED IN BOOK 5338, PAGE 486, AS MODIFIED BY INSTRUMENT RECORDED IN BOOK 5453, PAGE 829.

FURTHER TOGETHER WITH THAT APPURTENANT DECLARATION OF SHARED EASEMENTS GRANTED BY JLB SOUTHPARK LLC, A DELAWARE LIMITED LIABILITY COMPANY, RECORDED IN BOOK 28426, PAGE 571, MECKLENBURG COUNTY REGISTRY, NORTH CAROLINA.

EXHIBIT B

List of Personal Property

EXHIBIT C

List of Contracts

Vendor	Service
Great Prarie Risk Solutions	Renters Insurance
HandyTrac Systems LLC	Key Management
Jericho DFW	Copier Rental
Kings III	Emergency Pool Phones
Caribbean Pools Service	Monthly Pool Chemical Maintenance
Apartments.com	Online Marketing
Zillow, Inc	Online Marketing
Jonah	Website
Capitol Coffee System	Coffee Machine Rental & Refreshments
CP Tech LLC	IT Support
RealPage, Inc	LRO/Renewal/Benchmarking
Resman	Property Management Software/Credit Criminal Screening/ Credit Builder
Aptexx	Payment Partner
CheckpointID	ID Verification/ Authentication
ValanceDocs	Lease Form Audit/ Storage
TK Elevator	Elevator Maintenance Agreement
PetScreening	Pet Screening
ProCollect	Debt Collection
Brightview	Landscaping
Impact Trash	Valet Trash
Spectrum	Internet
Cramer Pest Control	Pest Control

EXHIBIT D

Rent Roll

EXHIBIT E

Form of Special Warranty Deed

Return after recording to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station, Suite 1700

201 17th Street NW

Atlanta, Georgia 30363

Attention: Eric R. Wilensky, Esq.

STATE OF NORTH CAROLINA
Excise Tax: $[___________]
COUNTY OF MECKLENBURG

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made this _____ day of _______, 2024, by [_____________], LLC, a [_______] limited liability company (“Grantor”), in favor of [_________], LLC, a [________] limited liability company (“Grantee”). The words “Grantor” and “Grantee” include their respective heirs, successors, legal representatives and assigns where the context requires or permits.

WITNESSETH:

THAT GRANTOR, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does hereby grant, bargain, sell, alien, convey and confirm unto the said Grantee all of Grantor’s interest in that certain real property located in Mecklenburg County, North Carolina, being further described on Exhibit “A” attached hereto and made a part hereof (the “Land”), together with all improvements located thereon, if any, and all easements and appurtenances thereon or appertaining to the Land (collectively, the “Property”).

The Property was acquired by Grantor by instrument recorded in Book [____], Page [____] in the Office of the Register of Deeds of Gaston County, North Carolina.

The Property ☐ does ☒ does not include the primary residence of Grantor.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the Grantee, its successors and assigns against every person whomsoever lawfully claiming by, through, or under Grantor but not otherwise, and in all events except for and subject to the exceptions hereinafter stated:

See Exhibit “B” attached hereto and incorporated herein by reference.

[NO FURTHER TEXT ON THIS PAGE]

[SIGNATURE ON THE FOLLOWING PAGE]

[SIGNATURE PAGE TO SPECIAL WARRANTY DEED]

IN WITNESS WHEREOF, Grantor has caused this instrument to be signed the day and year first above written.

[_______________], LLC,
a [______] limited liability company

By:
Name:
Title:

STATE OF____________________

COUNTY OF___________________

I certify that the following person personally appeared before me this day, acknowledging to me that he voluntarily signed the foregoing document for the purpose stated therein: ____________________________, as ___________ for [_______], LLC, a [________] limited liability company.

Date: ____________________, 2024

Official Signature of Notary

Notary’s printed or typed name

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

to be inserted

EXHIBIT B

PERMITTED EXCEPTIONS

to be inserted

EXHIBIT F

Bill of Sale

THIS BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT (the "Assignment") is executed as of ___________, 2024 by and between___________________________ (“Assignor”), whose address is_____________________, and ________________, a _________ ("Assignee"), whose address is ______________________.

Introductory Provisions:

The following provisions form a part of this Assignment:

Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated as of ________, 2024 (the "Agreement"), which provides, among other things, for the sale by Assignor to Assignee of that certain apartment complex known as “_____________ Apartments”, lying and being situated in and more particularly described on Exhibit "A" attached hereto and incorporated herein by reference for all purposes (the “Property”), and the execution of this Assignment.

It is the desire of Assignor hereby to sell, assign, transfer and convey to Assignee all of Assignor's rights, titles and interests in the below described items.

THEREFORE, in consideration of the foregoing and Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, SELL, TRANSFER, SET OVER and DELIVER to Assignee all of the following items listed in (a) through and including (e) below, (collectively, the "Assigned Properties"):

(a)            all furniture, fixtures, equipment, machinery and appliances, and personal property which are used in connection with the ownership, maintenance or operation of the Property, not including Assignor’s proprietary computer software or software with non-assignable licenses, including without limitation, the personal property described on Exhibit "B" attached hereto and incorporated herein by reference for all purposes (collectively, the “Personal Property”);

(b)            means all signs, logos, tradenames, trademarks or styles related to the Property (specifically including the names “_____________ Apartments” and variations thereof and logos related thereto) and all other intangible property related to the Property including, without limitation, all assignable telephone numbers, the web or domain name located at https://allurecharlotte.com/ (and its account, password and content), all social media accounts, passwords and content.

(c)            all books, records and tenant lists for the Property in the possession or control of Assignor, together with any and all, files, reports, surveys, studies, and/or budgets owned by Assignor in connection with the ownership, operation, maintenance and/or management of the Property, and in the possession or control of Assignor;

(d)            any and all architectural, electrical, mechanical, plumbing and other plans and specifications and soil reports, environmental reports, engineering reports, grading plans and topographical maps produced in connection with the construction, management, use, operation, repair and maintenance of the Property (including all revisions and supplements thereto) in the possession or control of Assignor; and

(e)            condemnation proceeds and eminent domain proceeds with respect to the Property.

This Assignment is made subject to the permitted Exceptions set forth in Exhibit "C" hereto, to the extent the same are valid and subsisting and affect the Assigned Properties (the "Permitted Exceptions").

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee's successors and assigns forever, and Assignor does hereby bind Assignor, and Assignor's successors and assigns, to WARRANT and FOREVER DEFEND, all and singular the Assigned Properties unto Assignee, and Assignee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the Permitted Exceptions.

Assignor hereby represents, warrants, covenants and agrees with Assignee that Assignor is the owner of the personal property described on Exhibit "B" attached hereto and incorporated by reference, which personal property is free and clear of any and all liens, security interests or encumbrances, except as described on Exhibit "C" attached hereto and incorporated herein by reference.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE AGREEMENT, ASSIGNEE TAKES THE ASSIGNED PROPERTIES "AS IS", "WHERE IS" AND WITH "ALL FAULTS". EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE AGREEMENT, ASSIGNOR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OPERATION OR ANY OTHER MATTER AFFECTING OR RELATED TO THE ASSIGNED PROPERTIES.

If any term, covenant or condition of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision. This Assignment shall be governed by and construed under the laws of the state in which the Property is located without regard to the principles of conflicts of law.

EXECUTED this ____ day of _______, 2024.

ASSIGNOR:
By:
Name:
Title:

EXHIBIT G

General Assignment and Assumption Agreement

THIS GENERAL ASSIGNMENT AND ASSUMPTION (the "Assignment") is made as of ______, 2024, by and between ________________(“Assignor”), whose address is __________________________________, and ________________, a _________ ("Assignee"), whose address is___________________________.

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Contribution Agreement dated as of _____ , 2024 (the "Agreement"), which provides, among other things, for the sale by Assignor to Assignee of the apartment complex known as “Allure Apartments”, as more particularly described on Exhibit "A" attached hereto and made part hereof (the "Property"), and the execution and delivery of this Assignment; and

WHEREAS, the Agreement requires Assignor to assign to Assignee all of Assignor's rights, titles and interests in all Licenses and Permits, Contracts and Warranties and Guaranties, and Intangible Property (as such terms are defined below in this Assignment) owned by Assignor and requires Assignee to assume Assignor's obligations thereunder;

THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of Ten Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of all of which are hereby acknowledged by Assignor, Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER unto Assignee all of Assignor's right, title and interest in and to the following (collectively, the "Assigned Properties"):

(a)            all of Assignor's right, title and interest in and to all of the Leases and Deposits pertaining to the Property, and all of the rights, benefits and privileges of the lessor under the Leases and/or Deposits including without limitation those with respect to all security deposits and prepaid rentals, but subject to all terms, conditions, reservations and limitations set forth in the Leases (the Leases, Deposits properties, rights and interests, subject as aforesaid, being hereinafter collectively referred to as the "Assigned Leases").

(b)            any and all agreements between Assignor and any third party which have a term expiring after the date hereof and amendments thereof, for the furnishing of management, brokerage services, maintenance, repairs, construction, supplies, equipment, or other goods and services to the Property, as more particularly described on Exhibit "B" attached hereto and made a part hereof for all purposes (the "Contracts");

(c)            any and all building, zoning and other certificates, licenses, certificates of compliance, certificates of occupancy, consents, permits and building inspection approvals granted by any Governmental Entity (as such term is defined in the Agreement) running to the benefit of the Property, Assignor and/or Assignor's predecessors in interest and any covenants, conditions and restrictions, reciprocal easement agreements, access easement agreements and other common or planned development agreements or documents necessary in connection with the operation of any of the Improvements (as such term is defined in the Agreement) on the Property (collectively, the "Licenses and Permits") which run to the benefit of Assignor, Assignor's predecessors in interest and/or the Property; and

(d)            any and all unexpired warranties and guaranties and payment and/or performance bonds required to be provided under the Contracts, and/or running to the benefit of Seller or its affiliates in connection with the Property and the construction, renovation, and/or operation thereof (the “Warranties and Guaranties”).

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee's successors, and assigns forever, and Assignor does hereby bind Assignor, and Assignor's successors and assigns, to warrant and forever defend all and singular the Assigned Properties unto Assignee, and Assignee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise.

Assignee hereby assumes all of the obligations of Assignor arising under the Assigned Leases Contracts, Licenses and Permits and Warranties and Guaranties from and after the Closing Date (but not those required to be performed prior thereto).

Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, liability, cost, claim, damage or expense incurred to enforce any rights and/or secure any remedies under this Assignment resulting by reason of the failure of Assignee to perform its obligations arising under the Assigned Properties from and after the Closing Date and/or Assignee's failure to perform its obligations under this Assignment. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, liability, cost, claim, damage or expense incurred to enforce any rights and/or secure any remedies under this Assignment resulting by reason of the failure of Assignor to perform its obligations arising under the Assigned Properties prior to Closing Date and/or Assignor's failure to perform its obligations under this Assignment. Assignor will cooperate with Assignee to secure performance by any warrantor or guarantor for any work Assignee believes should be performed pursuant to any of the Warranties and Guaranties. The foregoing indemnification shall survive for a period of two (2) years and one (1) day after the date hereof and shall thereafter expire.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE AGREEMENT, ASSIGNEE TAKES THE ASSIGNED PROPERTIES "AS IS", "WHERE IS" AND WITH "ALL FAULTS". EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE AGREEMENT, ASSIGNOR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OPERATION OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PERSONAL PROPERTY AND/ OR THE ASSIGNED PROPERTIES.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may only be modified, altered, amended, or terminated by the written agreement of Assignor and Assignee. If any term, covenant or condition of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision. This Assignment shall be governed by and construed under the laws of the state in which the Property is located without regard to principles of conflicts of law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day first above written.

ASSIGNEE:

By:
Name:
Title:

ASSIGNOR:

By:
Name:
Title:

EXHIBIT H

BR Allure Venture Agreement

[see attached]

1

EXHIBIT I

Form of Owner’s Affidavit

[see attached]

1

EXHIBIT J

Form of Seller’s Re-Certification of Representations and Warranties

SELLER’S RE-CERTIFICATION OF REPRESENTATIONS AND WARRANTIES

________________, a ____________ (the “Seller”), as seller under that certain Contribution Agreement dated as of ________, 2024, as amended (collectively, the “Agreement”), by and between Seller, as seller, and _________, a _____________, as purchaser (the “Purchaser”), hereby certifies to the Purchaser that all of the representations and warranties of the Seller made and contained in the Agreement were true and correct as of the date of the Agreement and are true and correct in all respects as of the date hereof, except that the Rent Roll attached hereto as Exhibit “A” replaces the Rent Roll attached to the Agreement as Exhibit “D”.

Signed as an instrument under seal as of the _____ day of _______, 20___.

WITNESS:	SELLER:

________________, a ____________

By:
Name:
Title:

EXHIBIT K

Intentionally Deleted

1

EXHIBIT L

Loan Application

[see attached]

EXHIBIT M

Form of Purchaser’s Re-Certification of Representations and Warranties

PURCHASER’S RE-CERTIFICATION OF REPRESENTATIONS AND WARRANTIES

_________, a _____________ (the “Purchaser”), as purchaser under that certain Contribution Agreement dated as of ________, 2024, as amended (collectively, the “Agreement”), by and between ________________, a ____________, as seller (the “Seller”), and Purchaser, as purchaser, hereby certifies to the Seller that all of the representations and warranties of the Purchaser made and contained in the Agreement were true and correct as of the date of the Agreement and are true and correct in all respects as of the date hereof.

Signed as an instrument under seal as of the _____ day of _______, 20___.

WITNESS:	PURCHASER:

_____________________, LLC

By:
Name:
Title:

EXHIBIT N

NOTICE LETTER

___________, 2024
To:

RE: Your apartment leased at (the "Property")

Gentlemen:

This is to inform you that on _______________, 2024, __________ ("Purchaser") purchased the Property from                              ("Seller"), and that as of such date Purchaser has succeeded to the rights and assumed the obligations of Seller, as Landlord, under your Lease, your tenant security deposit and/or other deposit in the aggregate amount of $__________ in respect of your leased premises at the Property. The deposit under your Lease has been transferred to and received by Purchaser.

Kindly make all future rent payments under the Lease payable to the order of _____________. All rent payments will be collected by the resident manager and delivered to Purchaser. Formal communications and all inquiries (including any request for return of security) should be sent to ________________________________________________.

Very truly yours,

__________________________,

By:
Name:
Title:

By:
Name:
Title:
Date:

1

EXHIBIT O

List of Litigation

Elite Flooring & Design Inc. - Arbitration regarding payment of material supplier, Case No. 23CV035532, Clerk of Court’s Office, Mecklenburg County, North Carolina

1

EXHIBIT P

Escrow Provisions

1.            Investment and Use of Funds. The Escrow Agent shall invest the Deposit in a separate, interest-bearing bank account and shall not commingle the Deposit with any other funds of the Escrow Agent or others, and shall promptly provide Seller and Purchaser with confirmation of the deposit made. The Escrow Agent shall disburse the Deposit expressly in accordance with the terms this Agreement.

2.            Termination. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such notice shall also contain a request for the release of the Deposit to the Terminating Party if the Terminating Party intends to request same. The Non-Terminating Party shall then have ten (10) days after its receipt of the notice in which to object in writing to the release of the Deposit to the Terminating Party. Such written objection shall be provided by the Non-Terminating Party to the Terminating Party and the Escrow Agent. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit or until ordered by a final arbitration decision or a final court order, decree or judgment to deliver the Deposit to a particular party. Upon such event, the Deposit shall be delivered in accordance with such instruction, decision, order, decree or judgment. For the purposes of this Paragraph, “final” means not subject to appeal.

3.            Termination During Study Period. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the other provisions of this Exhibit P, prior to the expiration of the Due Diligence Period, the escrow established hereunder shall be a “sole order” escrow for the benefit of Purchaser (meaning that Escrow Agent shall act solely in accordance with the instructions of Purchaser until the expiration of the Due Diligence Period in respect of the Deposit). Without limiting the generality of the foregoing, in the event that on or prior to the expiration of the Due Diligence Period, Purchaser delivers notice to Escrow Agent stating that Purchaser has elected to terminate this Agreement pursuant to the provisions of Section 3, then Escrow Agent shall refund to Purchaser the Deposit without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller. In furtherance of the foregoing, in the event Purchaser so instructs Escrow Agent on or prior to the expiration of the Due Diligence Period, Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party as to the disposition of the Deposit but shall instead follow only the instructions of Purchaser in connection therewith. Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any reason and hereby instructs Escrow Agent to act in respect of the Deposit solely in accordance with Purchaser’s instructions on or prior to the expiration of the Due Diligence Period, including instructions of Purchaser to return the Deposit to Purchaser.

4.            Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deliver the Deposit to a court of competent jurisdiction and then the Escrow Agent shall be relieved of any responsibility for the Deposit.

5.            Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent, when acting as such, shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and shall be liable only for its grossly negligent acts or willful misconduct.

6.            Escrow Fee. The Escrow Agent shall not be entitled to any compensation for performing its services as Escrow Agent.

7.            Resignation of Escrow Agent. The Escrow Agent may resign upon fourteen (14) days prior written notice to the parties to their addresses set forth in this Agreement. If a successor escrow agent is not appointed within the fourteen (14) day period following such resignation (by mutual agreement of the parties), then the Escrow Agent or any party may petition a court of competent jurisdiction to name a successor. The costs of such action shall be paid by Seller and Purchaser on an equal basis.